Exhibit 99.1

NPS Pharmaceuticals Announces NDA Filing by Amgen for Cinacalcet HCL

9/8/2003 10:49:00 PM

SALT LAKE CITY, Sept. 8 /PRNewswire-FirstCall/ — NPS Pharmaceuticals, Inc. (Nasdaq: NPSP) announced today that its licensee, Amgen Inc. of Thousand Oaks, CA, has submitted a new drug application (NDA) to the United States Food and Drug Administration seeking approval to market cinacalcet HCl as a therapy for the treatment of secondary hyperparathyroidism (SHPT) in chronic kidney disease (CKD) patients. Cinacalcet HCl is the first NPS compound to be the subject of an NDA. Under the terms of its license agreement with Amgen, NPS will receive a milestone payment of $6 million as a result of this regulatory filing.

Cinacalcet HCl is Amgen’s first small molecule therapeutic and represents an important milestone for Amgen and furthers the company’s commitment to the nephrology community. It also represents a potentially significant advance for chronic kidney disease patients diagnosed with SHPT, a common yet serious metabolic disorder where parathyroid hormone levels are elevated. Patients with this disease can suffer from bone disease, bone pain and fractures, soft tissue calcification, vascular calcification and cardiovascular complications.

Cinacalcet HCl is an oral compound with a unique mechanism of action that modulates the behavior of the calcium-sensing receptor on the parathyroid gland. By increasing sensitivity of the receptors to calcium levels in the bloodstream, cinacalcet HCl may lead to a reduction in the levels of parathyroid hormone, calcium, phosphorous and the calcium-phosphorous product. Currently, there are no therapies available that have these features.

“As a first-in-class compound, cinacalcet HCl is an important new therapy for a serious medical condition in CKD patients,” said Hunter Jackson, Ph.D., NPS Chairman and CEO. “We are extremely proud of our role in discovering this compound and congratulate Amgen on successfully reaching this important point in the development of this promising new therapy for secondary hyperparathyroidism. Submission of this NDA also represents an important milestone for NPS and another step toward our goal of becoming a fully integrated pharmaceutical company. Looking ahead, we believe the NPS portfolio of products has the potential to achieve similar success in a variety of therapeutic areas.”

Amgen licensed cinacalcet HCl from NPS in 1996. Under the agreement with NPS, Amgen has the right to sell the compound on a worldwide basis except in Japan, Korea, Taiwan, and China where rights to the molecule have been licensed to the pharmaceutical division of Kirin Brewery. In addition to the milestone payment due NPS related to filing the NDA, Amgen will pay NPS royalties on sales of cinacalcet HCl if the drug is approved for marketing.

NPS discovers, develops and intends to commercialize small molecules and recombinant proteins as drugs, primarily for the treatment of metabolic, bone and mineral, and central nervous system disorders. The company has drug candidates in various stages of clinical development backed by a strong drug discovery effort. The two most advanced product candidates are PREOS(TM), being developed for the treatment of osteoporosis, and cinacalcet HCl. Additional information is available on the company’s website, http://www.npsp.com.

NOTE: Statements made in this press release, which are not historical in nature, constitute forward-looking statements for purposes of the safe harbor provided by the Private Securities Litigation Reform Act of 1995. Such statements include those regarding our goal of becoming a fully-integrated pharmaceutical company, our intention to commercialize small molecules and recombinant proteins as drugs and our achievement of similar success in a variety of therapeutic areas. These statements are subject to risks and uncertainties that could cause actual results to differ materially from those described herein. Such risks and uncertainties include: we do not have and may never develop any products that generate revenues; our product candidates may not prove to be safe or efficacious; the FDA may delay approval or may not approve any of our product candidates; current collaborators or partners may not devote adequate resources to the development and commercialization of our licensed drug candidates which would prevent or delay introduction of drug candidates to the market; we may be unable to generate adequate sales and marketing capabilities to effectively market and sell our products; and failure to secure adequate manufacturing and storage sources for our products could result in disruption or cessation of our clinical trials and eventual commercialization of such products; and we may not have or be able to secure sufficient capital to fund development and commercialization of our product candidates. All information in this press release is as of September 8, 2003, and we undertake no duty to update this information. A more complete description of these risks can be found in our Annual Report on Form 10K/A for the year ended December 31, 2002 and in our quarterly report on Form 10-Q for the second quarter of 2003 filed with the Securities and Exchange Commission.

SOURCE NPS Pharmaceuticals, Inc.

CONTACT: David L. Clark, Vice President, Operations of NPS Pharmaceuticals, Inc., +1-801-583-4939

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